Exhibit (d)(50)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 2

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 2 to the Investment Advisory Agreement dated as of May 1, 2009 (“Amendment No. 2”), between AXA Equitable Life Insurance Company, a New York corporation (“AXA Equitable” or “Manager”) and Templeton Global Advisors Limited, a Bahamian corporation (“Adviser”).

AXA Equitable and Adviser agree to modify the Investment Advisory Agreement, dated as of September 15, 2006, as amended, (“Agreement”) relating to the EQ/Templeton Growth Portfolio (“Portfolio”) of EQ Advisors Trust as follows:

1. Name Change. The name of the EQ/Templeton Growth Portfolio has changed to EQ/AXA Templeton Growth Core Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser for to an allocated portion of the Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		TEMPLETON GLOBAL ADVISORS LIMITED

By:	/s/ Steven M. Joenk	By:	/s/ Gary P. Motyl
	Steven M. Joenk		Name: Gary P. Motyl, CFA
	Senior Vice President		Title: CIO – Templeton Global Equity Group

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee*

EQ/AXA Templeton Growth Core Portfolio**

0.50% of the Related Portfolios’ average daily net assets up to and including $200 million;

0.375% of the Related Portfolios’ average daily net assets in excess of $200 million and up to and including $500 million;

0.35% of the Related Portfolios’ average daily net assets in excess of $500 million

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the EQ/AXA Templeton Growth Core Portfolio shall be aggregated with the assets of the EQ/AXA Franklin Income Core Portfolio, EQ/AXA Franklin Small Cap Value Core Portfolio, Multimanager Small Cap Value Portfolio of AXA Premier VIP Trust (portion allocated to affiliates of the Adviser), EQ/AXA Mutual Shares Core Portfolio and Multimanager Mid Cap Growth Portfolio of AXA Premier VIP Trust (portion allocated to affiliates of the Adviser) (collectively, the “Related Portfolios”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the EQ/AXA Templeton Growth Core Portfolio to determine the annual advisory fee rate.
**	The Portfolio has been designated a “multi-adviser portfolio” and Templeton Global Advisors Limited receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.